Exhibit 99.1

CONSTAR INTERNATIONAL INC. RECEIVES SUPPORT FROM THE HOLDERS OF A

MAJORITY IN PRINCIPAL AMOUNT OF THE SUBORDINATED NOTES FOR PLAN TO

REDUCE DEBT AND ANNUAL INTEREST EXPENSE

Company Files Pre-Arranged Voluntary Chapter 11 Petition

To Implement Debt-For-Equity Swap; No Other Creditor Classes Impaired

Ongoing Business Relationships With Suppliers, Customers and Employees

Not Impacted By Restructuring

Philadelphia, PA – December 30, 2008 — Constar International Inc. (NASDAQ: CNST) today announced that it has received support from the holders of a majority in principal amount of the Company’s Subordinated Notes regarding a debt-for-equity exchange that will reduce the Company’s outstanding indebtedness by $175 million and reduce its annual interest expense by approximately $19.3 million. To implement this pre-arranged restructuring, Constar and certain of its subsidiaries today filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court in Wilmington, Delaware.

All of Constar’s global operations – including all of its manufacturing and distribution facilities in the U.S. and Europe – are open and operating on normal schedules, and the Company expects to continue to fulfill all customer orders as usual and provide uninterrupted customer service.

Michael Hoffman, President and CEO of Constar, said, “We are pleased to have received support from the holders of a majority in principal amount of our subordinated notes for a pre-arranged and consensual restructuring that significantly improves our balance sheet by eliminating $175 million in debt, reduces our annual cash interest obligations by approximately $19.3 million, and frees up cash to reinvest in our business to support future growth. We intend to continue to operate as usual during the restructuring process with minimal disruption to the business and our constituencies. We intend to pay all of our obligations in full – which includes providing pay and benefits to our employees as usual, honoring all contracts, and paying suppliers in full.”

Pursuant to the Company’s proposed plan of reorganization, holders of the Subordinated Notes will convert 100% of the face amount of the Subordinated Notes and the full amount of the interest payment due December 1, 2008, which will not be paid, into common stock of the reorganized company. The Company’s current equity will be cancelled, but all other creditor classes will be unimpaired. Importantly, all obligations owed by the Company to trade creditors in the ordinary course of business will be paid in full under the plan. The Company anticipates that the restructuring will be completed by early spring of 2009.

Allan Brilliant, partner at Goodwin Procter LLP, counsel to an ad hoc committee of holders of the Subordinated Notes, said, “Our clients support the Company’s efforts to deleverage through a debt-for-equity exchange under a plan that proactively fixes the balance sheet and allows the company to realize its full potential.”

Christopher Pucillo, Chief Investment Officer of Solus Alternative Asset Management LP, the largest holder of Constar’s Subordinated Notes, said, “As the largest holder of Subordinated Notes, we support the deleveraging under the plan. We look forward to working with Constar to consummate the debt-for-equity exchange promptly to allow the Company to maximize its potential prospects going forward.”

Constar also announced today that it has received commitments from its existing bank lenders to provide the Company with debtor-in-possession (“DIP”) and exit financing of $75 million. The DIP financing will help enable the Company to continue to satisfy customary obligations associated with ongoing operations of its business, including the timely payment of employee obligations, materials purchases, normal operating expenses and other obligations. The $75 million exit financing facility provides for committed financing for the three years following the closing of the DIP financing. In addition, Constar has filed a variety of customary first day motions with the Court that will allow it to continue to conduct business as usual while it completes the debt-for-equity restructuring.

The Company’s financial advisor is Greenhill & Co. and its legal advisors are Wilmer Cutler Pickering Hale and Dorr LLP and Bayard, P.A.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of the Company and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations include: (i) the Company’s ability to continue as a going concern; (ii) the ability of the Company to operate pursuant to the terms of any debtor-in- possession credit facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding; (iv) the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to fund and execute its business plan;(x) the ability of the Company to attract, motivate and/or retain key executives and employees; and (xi) other risks and factors regarding the Company identified from time to time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2007, and in subsequent filings made prior to, on or after today. The Company does not intend to review, revise, or update any particular forward-looking statements in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon

Executive Vice President and Chief Financial Officer

(215) 552-3700

Ed Bisno (Investors)

Bisno Communications

(212) 717-7578

Michael Freitag or Andrea Calise (Media)

Kekst and Company

(212) 521-4800